UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 30, 2005 Date of report (Date of earliest event reported):

PETER KIEWIT SONS’, INC. (Exact name of Registrant as specified in its Charter)

Delaware	000-23943	91-1842817
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Kiewit Plaza, Omaha Nebraska	68131
(Address of Principal Executive Offices)	(Zip Code)

(402) 342-2052 (Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

     The previously announced offer (the “Tender Offer”) by Peter Kiewit Sons’, Inc. (“Kiewit”) to purchase up to 38% of the shares of its common stock, par value $0.01 per share (“Kiewit Stock”), held by each holder of Kiewit Stock (each, a “Kiewit Stockholder”), rounded to the nearest whole share (with 0.5 of a share rounded up to the next whole share), for $37.55 per share (the formula price of a share of Kiewit Stock), in cash, expired at 11:59 p.m., Omaha time, on Tuesday, June 28, 2005.  In the Tender Offer, a total of 10,612,343 shares of Kiewit Stock were tendered by Kiewit Stockholders and accepted for payment by Kiewit at a price of $37.55 per share, representing approximately 37.55% of the total outstanding shares of Kiewit Stock and an aggregate purchase price of $398,493,479.65.  In addition, during the pendency of the tender offer, 67,982 shares of Kiewit Stock were donated to charitable organizations and those shares will be repurchased by Kiewit in accordance with the terms of its restated certificate of incorporation at least eleven days following the expiration date.

     As described in the offer to purchase relating to the Tender Offer, Kiewit’s board of directors will utilize its discretion, pursuant to Kiewit’s restated certificate of incorporation, to redeem for cash from any Kiewit Stockholder who did not participate in the tender offer up to the maximum specified percentage, the number of shares of Kiewit Stock sufficient to reduce that Kiewit Stockholder’s ownership percentage of Kiewit Stock from what it was immediately prior to the expiration of the tender offer (calculated as described in the offer to purchase) to what it would have been at the closing of the tender offer had such Kiewit Stockholder participated in the tender offer up to the maximum specified percentage.  Therefore, Kiewit will redeem an aggregate of 58,862 shares of Kiewit Stock from 34 Kiewit Stockholders who did not participate in the tender offer up to the maximum specified percentage.  Kiewit will effect such redemption on July 14, 2005, eleven business days following the expiration of the tender offer. The redemption price per share will equal $37.55, the formula price of a share of Kiewit Stock on the redemption date and will be payable in cash.

Following the closing of the tender offer and the repurchases and redemptions described above, there will be 17,521,838 shares of Kiewit Stock issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

PETER KIEWIT SONS’, INC.
By: /s/ Tobin A. Schropp
Date: July 5, 2005	Tobin A. Schropp, Senior Vice President